                                                             Exhibit No. EX-99.8

These  shares are held  directly by the Trust of Susan Y. Kim dated  4/16/98 for the benefit of Alexandra  Panichello  (2,733,334 shares),  the Trust of Susan Y.
Kim dated 4/16/98 for the benefit of Jacqueline  Panichello  (2,733,333  shares)
and the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan  Panichello
(2,733,333  shares),  of which the Co-Trustees are Susan Y. Kim and John T. Kim, and indirectly by Susan Y. Kim as Co-Trustee and immediate family member of, and sharing the same household  with,  the  beneficiaries  of the trusts,  which are respectively, Alexandra Panichello, Jacqueline Panichello and Dylan Panichello.